Exhibit 99.1

Evine Live Inc. Reports First Quarter Results; Announces New Interactive Media Growth Strategy and $15 million Reduction in Overhead Costs

Company to Change its Name to iMedia Brands, Inc.

MINNEAPOLIS, MN – May 29, 2019 – Evine Live Inc. (NASDAQ: EVLV) today announced results for the first quarter ended May 4, 2019. In addition, the Company announced its new interactive media growth strategy to build shareholder value.

First Quarter 2019 Financial Summary

•	Net sales of $131.5 million, a 16.0% decrease compared the prior year
•	Gross profit margin of 28.4%, a 750 basis point decrease year-over-year

•	Net loss of $21.0 million, compared to net loss of $3.0 million in the prior year
•	Adjusted EBITDA of ($8.5) million, compared to $3.3 million in the prior year
•	EPS of ($0.31) compared to ($0.05) in the prior year
•	Total liquidity of $34.4 million at quarter end, consisting of unrestricted cash of $28.7 million and $5.7 million of availability on the Company’s revolving credit facility

Executive Commentary – Tim Peterman, CEO since May 2, 2019

“I am excited to rejoin Evine as its new CEO. Although we have only been working as a team again for less than a month, we have already identified the primary causes for Evine’s dramatic financial declines these last few quarters and begun to implement focused remediation actions.

In terms of our first quarter, 2019 performance, there is no other way to say it – our performance was poor. In fact, our performance over the past three quarters has significantly missed expectations, and we must perform better for our shareholders and employees. Our plan to reverse our recent negative financial trend is clear, exciting and already in motion. In the last 20 days, we have accomplished the following:

•	We have hired Jean Sabatier into a new role, EVP, Chief Commerce Officer, with his first official day yesterday. This is an important change expected to re-establish operating fundamentals in pricing, merchandising, programming and planning. Jean rejoins the company after having served as SVP, Sales & Product Planning and Programming from 2008 to March 2017. Most recently, Jean has served as a planning and programming consultant in both Germany and Italy to HSE24, an omni-channel retailer. Prior to joining Evine in 2008, Jean spent 11 years at QVC.

•	We are optimizing the current merchandising mix to drive better customer engagement and immediately improve our merchandising margin and shipping margin. We expect this changed mix will lower our variable costs as a percentage of revenue. This is a cornerstone remediation effort that we anticipate will create an increase of 5 to 7 percent in the airtime mix of our strongest categories of Jewelry, Beauty, Wellness and Watches, and a corresponding decrease of 5 to 7 percent in the airtime mix of our lowest performing categories of Home and Fashion.

•	We believe establishing a passionate, entrepreneurial culture with a lean, nimble organization is an important part of our go-forward strategy. Yesterday, we completed a cost optimization event that we expect will eliminate approximately $15 million in annual overhead costs. This event included a 20 percent reduction in non-variable workforce and the permanent elimination of the following 11 senior executive roles: EVP, Product Sourcing & Business Development; EVP, Managing Director of Brand Development; EVP, Chief Human Resources Officer; SVP, Chief Merchandising Officer; SVP, Chief Accounting Officer; VP, Site Merchandising & Customer Analytics; VP, Customer Operations; VP, GMM Home; VP, Planning; VP, Marketing; and VP, GMM Beauty.

•	In addition, effective yesterday Michael Porter, our former VP of Finance and Investor Relations, has replaced Diana Purcell as Evine’s SVP, Chief Financial Officer.

•	On May 2, as previously announced, we secured $11 million in additional working capital related to the Invicta Watch Group investment transaction. I was part of this investment group that bought $6 million of Evine stock at $0.75 per share because we believe we can quickly and permanently reestablish our near-term and long-term shareholder growth opportunity.

•	We secured the services of Eyal Lalo, as our new Vice Chairman, and we expect he will help us reignite our vendor community with passion while also helping us find and launch new vendors to strengthen our product assortment in all of our merchandising categories. This is also a cornerstone of our remediation effort. In the last three years, Evine has not launched a single brand that has exceeded $10 million in annual revenues. Eyal is already making a difference for us in this area.

•	In the second quarter, we are planning to change the name of the Evine network back to ShopHQ, which was the name of the network in 2014. ShopHQ is easier to recognize for existing television retailing customers, who spend over $9 billion annually with television retailers in U.S. We believe this more intuitive and recognizable name will allow us to better promote to our network and build our customer file again. Our conclusion from the review of the customer impact data related to the change to Evine in 2015, was that it was not positive.

We view these immediate tactical actions as critical to address our near-term challenge in the second quarter and thoughtfully improve and grow again in the third and fourth quarters.

Thinking beyond these next few quarters, we are also excited to announce our new interactive media growth strategy that centers on demonstrating that we are no longer a digital retailer that happens to be on television. Instead, we are an interactive media company that happens to have multiple monetization models: TV retailing, eCommerce, advertising and service fees. For illustration, we are already doing the following:

Using our “service fee” business model:

•	Expanding Evine’s existing 3PL service offering. In 2017, Evine launched its 3PL services business unit and signed its first customer, G-III Apparel Group, in 2018 with brands such as Karl Lagerfeld Paris, DKNY and G.H. Bass. This year we expect to add customers and expand our service offering to provide a “one-stop commerce services offering” targeting brands interested in propelling their growth using our unique combination of assets in television, web and 3PL services. We will also seek to add services in the AdTech space monetized with advertising and fees.

Using our “advertising & eCommerce” business model:

•	Shop Bulldog: In Q4 of 2019, we expect to rebrand our existing Evine Too channel into a new omni-channel, television shopping brand called Shop Bulldog (“SB”) that will sell and advertise men’s merchandise and services, and the aspirational lifestyles associated with its brands and personalities. Although SB will be produced in Minnesota at the corporate headquarters like our ShopHQ channel, SB will not be associated with ShopHQ from a branding and creative perspective. Our unfair advantage in executing this strategy is our existing strength in watches and male customers in television retailing.

•	LaVenta: In Q1 of 2020, we expect to launch a new omni-channel, Spanish language, television shopping brand centered on the Latin culture to sell and advertise merchandise, services and personalities, celebrating aspirational lifestyles. LaVenta will be produced in Miami by a standalone Latin management team. We also have a compelling unfair advantage to build this new offering – the top three shopping categories in the Latin culture are beauty, watches and jewelry – our core strengths.

Thank you for the trust to lead this passionate team of employees and vendors on this next stage of our journey together.”

SUMMARY RESULTS AND KEY OPERATING METRICS

($ Millions, except average selling price and EPS)

	Q1 2019 5/4/2019	Q1 2018 5/5/2018	Change

Net Sales	$131.5	$156.5	(16.0%)
Gross Margin %	28.4%	35.9%	(750	bps)
Adjusted EBITDA	$(8.5)	$3.3	N/A
Net Loss	$(21.0)	$(3.0)	(603%)
EPS	$(0.31)	$(0.05)	(520%)
Net Shipped Units (000s)	1,899	2,472	(23%)
Average Selling Price (ASP)	$63	$57	11%
Return Rate %	20.2%	18.9%	130	bps
Digital Net Sales %	52.8%	53.0%	(20	bps)
Total Customers - 12 Month Rolling (000s)	1,179	1,269	(7%)

% of Net Merchandise Sales by Category
Jewelry & Watches	43%	40%
Home & Consumer Electronics	20%	22%
Beauty & Wellness	18%	19%
Fashion & Accessories	19%	19%
Total	100%	100%

First Quarter 2019 Results

•	The top performing category in the quarter was Watches, which declined 0.3% year-over-year
•	Subscription sales increased 23%, reflecting continued progress in driving loyalty within the Beauty & Wellness category
•	The return rate for the quarter was 20.2%; an increase of 130 basis points year-over-year driven by a mix shift into the Jewelry & Watches category combined with rate increases in Jewelry and Beauty commensurate with the ASP increases in these categories
•	A non-cash inventory impairment charge of $6.1 million was recorded related to the new strategy to shift airtime and merchandise mix into higher margin categories, such as Jewelry & Watches and Beauty & Wellness, and resulted in the need to liquidate excess inventory in the Fashion and Home product categories as a result of the reduced airtime being allocated to those categories
•	Gross profit dollars declined 33.7% year-over-year to approximately $37.3 million; this decline includes a discrete inventory impairment of $6.1 million
•	Average selling price increased 11% to $63 driven by increases in Jewelry & Watches, and Beauty & Wellness categories combined with a mix shift into Jewelry & Watches
•	Operating expenses decreased 1.3% or approximately $759,000 year-over-year to $57.4 million, reflecting reductions in distribution and selling expenses as a result of lower variable expenses commensurate with a decline in volume that was partially offset by an increase in executive transition expense

Liquidity and Capital Resources

As of May 4, 2019, total unrestricted cash was $28.7 million, compared to $20.5 million at the end of the fourth quarter of fiscal 2018. The Company also had an additional $5.7 million of unused availability on its revolving credit facility, which gives the Company total liquidity of $34.4 million as of the end of the first quarter.

Outlook

The Company expects to reduce its adjusted EBITDA loss in the second quarter as compared to the first quarter, and then the Company expects to produce positive, escalating adjusted EBITDA in the third and fourth quarters.

In accordance with SEC Guidance for Item 10(e)(1)(i)(A) of Regulation S-K, the Company has not provided a reconciliation of expected Adjusted EBITDA to expected net income in this press release due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which certain GAAP to non-GAAP adjustments may be recognized. These adjustments may include the impact of such items as loss on debt extinguishment, gain on sale of assets, executive and management transition costs, inventory impairments outside of normal course business, business development and expansion costs, restructuring charges, the effect of other certain one-time items, and the income tax effect of such items. The Company is unable to quantify these types of adjustments that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the Company believes such a reconciliation would imply a degree of precision on inherently unpredictable events in its outlook that could be confusing to investors.

Conference Call

As previously announced, a conference call and webcast to discuss the Company's first quarter earnings will be held later this morning at 8:30 a.m. Eastern Time on Wednesday, May 29, 2019:

WEBCAST LINK:	https://event.on24.com/wcc/r/2006411/24ECA966E619EEFA9F7F8F0A220484C0
TELEPHONE:	1-877-407-9039 (domestic) or 1-201-689-8470 (international)

Please visit www.evine.com/ir for more investor information and to review an updated investor deck.

About Evine Live Inc.

Evine Live Inc. (NASDAQ:EVLV) operates Evine, a multiplatform interactive digital commerce company that offers a mix of proprietary, exclusive and name brands directly to consumers in an engaging and informative shopping experience via television, online and mobile. Evine reaches more than 87 million television homes with entertaining content in a comprehensive digital shopping experience offered 24 hours a day.

Please visit www.evine.com/ir for more investor information.

Contacts

Media:
Elizabeth Buhn
press@evine.com
(952) 943-6646

Investors:
Michael Porter
mporter@evine.com
(952) 943-6517

EVINE Live Inc.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

	May 4,	February 2,
	2019	2019
	(Unaudited)

ASSETS
Current assets:
Cash	$28,739	$20,485
Restricted cash equivalents	450	450
Accounts receivable, net	72,181	81,763
Inventories	57,168	65,272
Prepaid expenses and other	8,112	9,053
Total current assets	166,650	177,023
Property and equipment, net	49,950	51,118
Other assets	3,179	1,846
Total Assets	$219,779	$229,987

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$59,875	$56,157
Accrued liabilities	36,981	37,374
Current portion of long term credit facility	2,714	2,488
Current portion of operating lease liabilities	824	-
Deferred revenue	35	35
Total current liabilities	100,429	96,054

Other long term liabilities	39	50
Operating lease liabilities	337	-
Long term credit facilities	68,037	68,932
Total liabilities	168,842	165,036

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.01 par value, 400,000 shares authorized;
zero shares issued and outstanding	-	-
Common stock, $.01 par value, 99,600,000 shares authorized;
76,230,985 and 67,919,349 shares issued and outstanding	762	679
Additional paid-in capital	449,090	442,197
Accumulated deficit	(398,915)	(377,925)
Total shareholders' equity	50,937	64,951
Total Liabilities and Shareholders' Equity	$219,779	$229,987

 EVINE Live Inc.

 AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF OPERATIONS

 (Unaudited)

 (In thousands, except share and per share data)

	For the Three-Month Periods Ended

	May 4,	May 5,
	2019	2018
Net sales	$131,521	$156,505
Cost of sales	94,228	100,250
Gross profit	37,293	56,255
Margin %	28.4%	35.9%
Operating expense:
Distribution and selling	46,864	48,887
General and administrative	6,869	6,719
Depreciation and amortization	1,679	1,572
Executive and management transition costs	2,031	1,024
Total operating expense	57,443	58,202
Operating loss	(20,150)	(1,947)

Other income (expense):
Interest income	5	7
Interest expense	(830)	(1,026)
Total other expense, net	(825)	(1,019)

Loss before income taxes	(20,975)	(2,966)

Income tax provision	(15)	(20)

Net loss	$(20,990)	$(2,986)

Net loss per common share	$(0.31)	$(0.05)

Net loss per common share
---assuming dilution	$(0.31)	$(0.05)

Weighted average number of
common shares outstanding:
Basic	67,318,462	65,360,951
Diluted	67,318,462	65,360,951

EVINE Live Inc.

AND SUBSIDIARIES

Reconciliation of Net Income (Loss) to Adjusted EBITDA:

(Unaudited)

(in thousands)

	For the Three-Month Periods Ended

	May 4,	May 5,
	2019	2018

Net loss	$(20,990)	$(2,986)
Adjustments:
Depreciation and amortization	2,629	2,620
Interest income	(5)	(7)
Interest expense	830	1,026
Income taxes	15	20
EBITDA (as defined)	$(17,521)	$673

A reconciliation of EBITDA to Adjusted EBITDA is as follows:
EBITDA (as defined)	$(17,521)	$673
Adjustments:
Inventory Impairment	6,050	-
Executive and management transition costs	2,031	1,024
Contract termination costs	-	753
Non-cash share-based compensation expense	966	820
Adjusted EBITDA	$(8,474)	$3,270

Adjusted EBITDA

EBITDA represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding non-operating gains (losses); executive and management transition costs; non-cash impairment charges and write downs; business development and expansion costs; loss on debt extinguishment; contract termination costs; gain on sale of television station and non-cash share-based compensation expense. The Company has included the “Adjusted EBITDA” measure in its EBITDA reconciliation in order to adequately assess the operating performance of its television and online businesses and in order to maintain comparability to its analyst's coverage and financial guidance, when given. Management believes that the Adjusted EBITDA measure allows investors to make a meaningful comparison between its business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric to evaluate operating performance under the Company’s management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles (“GAAP”) and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies. The Company has included a reconciliation of the comparable GAAP measure, net income (loss) to Adjusted EBITDA in this release.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact, including statements regarding rebranding, savings from cost reductions, expected changes in the merchandise mix and its impact, plans for Shop Bulldog and LaVenta, expected advantages to pursue restructuring and operational changes, guidance, industry prospects, the Company’s strategic alternatives process and any potential outcome from that process or future results of operations or financial position are forward-looking. The Company often use words such as anticipates, believes, estimates, expects, intends, seeks, predicts, hopes, should, plans, will and similar expressions to identify forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): variability in consumer preferences, shopping behaviors, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales and sales promotions; pricing and gross sales margins; the level of cable and satellite distribution for the Company’s programming and the associated fees or estimated cost savings from contract renegotiations; the Company’s ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom the Company has contractual relationships, and to successfully manage key vendor and shipping relationships and develop key partnerships and proprietary and exclusive brands; the ability to manage operating expenses successfully and the Company’s working capital levels; the ability to remain compliant with the Company’s credit facilities covenants; customer acceptance of the Company’s branding strategy and its repositioning as a video commerce company; the ability to respond to changes in consumer shopping patterns and preferences, and changes in technology and consumer viewing patterns; changes to the Company’s management and information systems infrastructure; challenges to the Company’s data and information security; changes in governmental or regulatory requirements; including without limitation, regulations of the Federal Communications Commission and Federal Trade Commission, and adverse outcomes from regulatory proceedings; litigation or governmental proceedings affecting the Company’s operations; significant events (including disasters, weather events or events attracting significant television coverage) that either cause an interruption of television coverage or that divert viewership from its programming; disruptions in the Company’s distribution of its network broadcast to customers; the Company’s ability to protect its intellectual property rights; our ability to obtain and retain key executives and employees; the Company’s ability to attract new customers and retain existing customers; changes in shipping costs; expenses related to the actions of activist or hostile shareholders; the Company’s ability to offer new or innovative products and customer acceptance of the same; changes in customer viewing habits of television programming; and the risks identified under Item 1A(Risk Factors) in the Company’s most recently filed Form 10-K and any additional risk factors identified in its periodic reports since the date of such Form 10-K. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. the Company’s is under no obligation (and expressly disclaim any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.